Exhibit 5.3

[Huntington Bancshares Incorporated Letterhead]

April 5, 2016

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Ladies and Gentlemen:

I am the General Counsel of Huntington Bancshares Incorporated, a Maryland corporation (the “Company”). I am furnishing this opinion in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (i) 288,268,081 shares (the “Common Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”), (ii) 100,000 shares (the “Preferred Shares”) of 5.875% Series C Non-Cumulative Perpetual Preferred Stock, $0.01 par value per share, of the Company (the “Preferred Stock”), and (iii) 4,000,000 depositary shares (the “Depositary Shares”), collectively representing the Preferred Shares, to be issued by the Company in connection with the merger of West Subsidiary Corporation, an Ohio corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), with and into FirstMerit Corporation, an Ohio corporation (“FirstMerit”) and the merger of FirstMerit as the surviving corporation with and into the Company, each pursuant to the Agreement and Plan of Merger, dated as of January 25, 2016 (the “Merger Agreement”), by and among the Company, FirstMerit and Merger Sub.

In connection with the opinion set forth herein, I or attorneys over whom I exercise supervision have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including the Deposit Agreement, dated as of February 4, 2013, between FirstMerit, American Stock Transfer & Trust Company, LLC, as depositary, and all holders from time to time of the depositary receipts described therein (the “Deposit Agreement”), and form of depositary receipt described therein, which we refer to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

I am a member of the Bar of the State of Ohio, and this opinion is limited to the laws of the State of Ohio and the federal laws of the United States of America, in each case as in effect on the date hereof. I have not considered, and I express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that when the Deposit Agreement has been duly assumed by the Company pursuant to the Merger Agreement, the Preferred Shares represented by the Depositary Shares have been issued as contemplated by the Registration Statement and have been received by the depositary upon conversion of the 5.875% Non-Cumulative Perpetual Preferred Stock, Series A, without par value, of FirstMerit into the Preferred Stock, and the depositary receipts evidencing the Depositary Shares have been issued in accordance with the Deposit Agreement and have become the issued Depositary Shares of the Company as contemplated by the Registration Statement, the Depositary Shares will constitute valid and legally binding obligations of the Company and will entitle the holders thereof to the rights specified in the Deposit Agreement.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Transaction Documents or in any other agreement.

I consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In addition, I consent to references to me under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus contained in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder. This opinion speaks as of its date, and I undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Richard A. Cheap

Richard A. Cheap

General Counsel & Secretary